Exhibit 11.1

Consent of Independent Auditor

We consent to the use in this Annual Report on Form 1-K of HappyNest REIT, Inc., of our report dated April 30, 2023, relating to the financial statements of HappyNest REIT, Inc., as of December 31, 2022 and 2021 for the years then ended.

/s/ Assurance Dimensions

Margate, Florida

April 30, 2023